Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces Record Q2 Results;

Provides Guidance for 2007

Second Quarter Highlights:

•	Total revenue grew 36% to $62.3 million
•	Managed entity revenue grew 18% to $57.4 million
•	Diluted earnings per share of $0.30 on stronger than expected net income of $3.6 million
•	Total client census increased 63% to 70,992 from 43,425
•	Total direct and managed contracts increased 40% to 838 from 600

TUCSON, ARIZONA – August 8, 2007 — The Providence Service Corporation (Nasdaq: PRSC) today announced financial results for the second quarter ended June 30, 2007.

For the second quarter of 2007, the Company reported revenue of $62.3 million, an increase of 36% from $45.8 million for the comparable period in 2006, led by a 45% increase in home and community based services. Operating income was $6.0 million in the quarter, a 13% increase over $5.3 million in the year ago period. Net income was $3.6 million, or $0.30 per diluted share, in the quarter ended June 30, 2007. In the quarter ended June 30, 2006, net income was $3.3 million, or $0.28 per diluted share. Providence’s direct client census grew to 46,441 at June 30, 2007 from 20,077 at June 30, 2006. The number of direct contracts increased to 515 at June 30, 2007 from 338 at June 30, 2006. The number of contracts at June 30 reflects the seasonal decline from March due to school related contracts that typically end in May and resume in September.

Managed entity revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in return for a negotiated management fee, increased 18% to $57.4 million for the quarter ended June 30, 2007 from $48.7 million for the prior year period. Managed entity revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census grew to 24,551 at June 30, 2007 as compared to 23,348 at June 30, 2006. Contracts of managed entities grew from 262 to 323 year over year.

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5524 E. Fourth Street • Tucson, Arizona 85711 • Tel 520/747-6600 • Fax 520/747-6605 • www.provcorp.com

Providence Service Corporation Reports Second Quarter Financial Results

For the first six months of 2007, revenue increased 38% to $122.8 million from $88.9 million for the year ago period. Operating income gained 12% to $11.4 million for the six month period compared to $10.1 million in the first six months of 2006. Net income was $6.9 million, or $0.58 per diluted share, for the six month period ended June 30, 2007 compared to net income of $6.0 million, or $0.54 per fully diluted share, for the six months ended June 30, 2006. Managed entity revenue was $110.7 million and $89.2 million in the first six months of 2007 and 2006, respectively.

“Strong revenue growth was driven by organic growth of 24%, with particular strength in our home and community based services,” said Fletcher McCusker Chairman and CEO. “We are also proud to report that we completed the most recent contract cycle with a 100% renewal rate, upholding a 10 year record. We were also awarded new education and consulting business in Delaware and just last week announced our entry into Canada with the acquisition of WCG International Consultants Ltd which is expected to add approximately $25 million to 2008 revenue.”

Guidance

As a result of recent contract wins and the acquisition of WCG International Consultants Ltd, Providence’s revenue guidance for 2007 is approximately $251 million- $253 million versus its prior guidance of $245 million. This is an increase of approximately 32% from 2006 revenue of $192 million. The Company is also initiating net income and diluted earnings per share guidance for the year of approximately $14.1 million-$14.3 million, and $1.17-$1.19, respectively. This compares to net income of $9.4 million and $0.80 per diluted share in 2006.

The guidance for the remainder of 2007 reflects approximately $6 million-$8 million in incremental contract business as a result of the July procurement cycle, the renewal of 100% of all existing contracts that cycle July 1 and additional revenue from WCG. Diluted shares outstanding in the third and fourth quarter of 2007 are estimated at 12,200,000.

For the third quarter of 2007, the Company anticipates revenue of $60 million-$61 million compared to $47 million in the third quarter of 2006, a 30% increase. Net income for the third quarter of 2007 is expected to be $3.2 million-$3.3 million, or $0.26-$0.27per diluted share. This compares to net income of $2.7 million, or $0.22 per diluted share, for the third quarter of 2006, and reflects the seasonality of our school based products for which there is less demand in the summer, and increased interest expense.

For the fourth quarter of 2007, the Company anticipates revenue of $68 million-$69 million compared to $56 million in the fourth quarter of 2006, a 23% increase. Net income for the fourth quarter of 2007 is expected to be $4.0 million-$4.1 million, or $0.33-$0.34 per diluted share. This compares to net income of $3.2 million, or $0.26 per diluted share, for the fourth quarter of 2006.

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Providence Service Corporation Reports Second Quarter Financial Results

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT, 8:00 a.m. Arizona and PDT) on Thursday, August 9, 2007 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (800) 591-6930, or for international callers (617) 614-4908 and by using the passcode 35219717. A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until August 16, 2007 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 51820572.

Providence Service Corporation, through its owned and managed entities, provides home and community based social services to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence operates no beds, treatment facilities, hospitals, or group homes preferring to provide services in the client’s own home or other community setting. Through its owned and managed entities, Providence maintains 838 government contracts in 35 states and the District of Columbia as of June 30, 2007.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, earnings per share, contracts, collections, award of contracts, acquisitions and related growth, growth resulting from initiatives in certain states, effective tax rate or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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Providence Service Corporation Reports Second Quarter Financial Results

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Home and community based services	$51,436	$35,448	$101,466	$69,520
Foster care services	5,882	5,566	11,522	10,257
Management fees	4,993	4,826	9,778	9,090

	62,311	45,840	122,766	88,867

Operating expenses:
Client service expense	47,593	33,605	94,395	65,637
General and administrative expense	7,659	6,037	14,977	11,537
Depreciation and amortization	1,028	866	2,036	1,548

Total operating expenses	56,280	40,508	111,408	78,722

Operating income	6,031	5,332	11,358	10,145

Other (income) expense:
Interest expense	222	154	333	618
Interest income	(280)	(438)	(643)	(492)

Income before income taxes	6,089	5,616	11,668	10,019
Provision for income taxes	2,513	2,278	4,772	4,054

Net income	$3,576	$3,338	$6,896	$5,965

Earnings (loss) per common share:
Basic	$0.31	$0.28	$0.59	$0.55

Diluted	$0.30	$0.28	$0.58	$0.54

Weighted-average number of common shares outstanding:
Basic	11,585,996	11,734,858	11,707,025	10,780,430
Diluted	11,778,785	11,968,538	11,864,204	11,061,054

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Providence Service Corporation Reports Second Quarter Financial Results

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	June 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$30,423	$40,703
Accounts receivable-billed, net of allowance of $5.6 million and $5.3 million	39,679	36,148
Accounts receivable—unbilled	2,273	2,134
Management fee receivable	8,345	7,342
Other receivables	4,636	881
Restricted cash	1,269	2,300
Prepaid expenses and other	5,866	4,284
Notes receivable	954	975
Deferred tax assets	1,057	966

Total current assets	94,502	95,733
Property and equipment, net	2,736	2,784
Notes receivable, less current portion	703	739
Goodwill	56,886	56,656
Intangible assets, net	27,781	29,037
Restricted cash, less current portion	6,211	6,211
Other assets	1,363	1,175

Total assets	$190,182	$192,335

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,759	$2,902
Accrued expenses	14,182	21,588
Deferred revenue	774	791
Reinsurance liability reserve	4,807	2,986
Current portion of long-term obligations	1,608	332

Total current liabilities	23,130	28,599
Deferred tax liabilities	3,998	4,061
Long-term obligations, less current portion	6,494	619

Stockholders' equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 12,234,184 and 12,171,127 issued and outstanding (including treasury shares)	12	12
Additional paid-in capital	142,949	141,381
Retained earnings	24,858	17,962

	167,819	159,355
Less 612,026 and 146,905 treasury shares, at cost	11,259	299

Total stockholders' equity	156,560	159,056

Total liabilities and stockholders' equity	$190,182	$192,335

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Providence Service Corporation Reports Second Quarter Financial Results

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Six months ended June 30,
	2007	2006
Operating activities
Net income	$6,895	$5,965
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	614	510
Amortization	1,423	1,038
Amortization of deferred financing costs	91	69
Deferred income taxes	(91)	533
Stock-based compensation	1,017	49
Reserve for working capital advances to third party	100	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable, net	(2,623)	(7,648)
Management fee receivable	(1,474)	(1,072)
Other receivable	(2,212)	(3,001)
Reinsurance liability reserve	278	2,169
Prepaid expenses and other	(1,622)	(2,801)
Accounts payable and accrued expenses	(1,033)	(3,109)
Deferred revenue	(16)	(9)

Net cash provided by (used in) operating activities	1,347	(7,307)
Investing activities
Purchase of property and equipment	(555)	(525)
Acquisition of businesses, net of cash acquired	(469)	(2,997)
Acquisition earn out payments	(8,300)	—
Restricted cash for contract performance	1,031	(3,390)
Purchase of short-term investments, net	(155)	(25)
Working capital advances to third party	—	(100)
Payments on notes receivable	87	34

Net cash used in investing activities	(8,361)	(7,003)
Financing activities
Net borrowings on revolving line of credit	—	17
Repurchase of common stock	(10,960)	—
Proceeds from common stock issued pursuant to stock option exercise	296	6,350
Excess tax benefit upon exercise of stock options	255	1,836
Proceeds from common stock offering, net	—	59,593
Proceeds from long-term debt	7,500	—
Repayment of long-term debt	(349)	(17,276)
Debt financing costs	(8)	(68)

Net cash (used in) provided by financing activities	(3,266)	50,452

Net change in cash	(10,280)	36,142
Cash at beginning of period	40,703	8,994

Cash at end of period	$30,423	$45,136

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